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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): FEBRUARY 2, 2006
                               (FEBRUARY 2, 2006)

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                                  CATUITY INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                      000-30045              38-3518829
(State or other jurisdiction    (Commission File Number)      (IRS Employer
      of incorporation)                                    Identification No.)

 2711 E. JEFFERSON AVE.
DETROIT, MICHIGAN 48207                                  (313)-567-4348
 (Address of principal                          (Registrant's telephone number,
  executive offices)                                  including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b), under the Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c), under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 7.01  REGULATION FD DISCLOSURE

On February 2, 2006 Catuity posted the following letter to its shareholders on its website and filed it with the Australian Stock Exchange announcements platform.

February 2, 2006

To Our Fellow Shareholders,

We are sending this letter today to give our shareholders and our trading markets a current update on the Company and our direction. We keep our routine, formal SEC filings and other required information up-to-date, but we also hope that knowledge of where we are headed provided in a more informal manner - like this letter - will help you understand our strategy. Of course, the information in this letter should be considered together with the more detailed information in our complete, formal SEC filings.

We have been very focused on operational issues in the months following our September 2005 acquisition of a loyalty processing company and our approximately USD$7.25 million capital raise. This has included efforts to refine our sales strategy, complete the integration of the acquired company with Catuity's, and build our sales and operational teams. We used approximately USD$2.7 million of the USD $7.25 million raised to acquire a complementary loyalty processing business in Australia. We have also made a small investment in our technology to broaden its use with potential customers, and to build out our operations and sales teams in the U.S. In the fourth quarter, we focused on execution and operations as we move toward our long-term objective of being a consistently profitable loyalty and gift card processor for mid-sized retailers.

This update is divided into three parts:

      -     understanding our strategy,

      -     a review of what has changed since Sept. 1, 2005, and

      -     a review of benchmarks we have set for the coming year.

We hope that you find this information useful in assessing the Company, understanding our direction, and interpreting future announcements.

UNDERSTANDING OUR STRATEGY

Catuity is a loyalty and gift card processor focused on mid-sized retail chains and on serving small merchants through re-sellers. We believe our sweet spot for retailers is those with 75-250 locations. We have refined our sales management process to focus on chain retailers in that size range that we believe are interested in making a buying decision within one year. We are finding our best opportunities to be in the pharmacy and health and beauty areas, a broad range of franchised retailers and among retailers selling lifestyle products (such as entertainment). As the provider of an Application Service Provider (ASP)-based, outsourced solution, Catuity's primary competition is the retailer's in-house solution, other outsourcers, and sellers of packaged programs. Our system is linked directly to the Point-of-Sale (POS) system of a retailer, which represents both an opportunity and a challenge in the sales process. To address this, Catuity continues to invest small amounts of capital to integrate to the leading POS and EFTPOS terminal platforms that are most commonly used by retailers in the U.S. As we complete these integration efforts, we plan to announce them to the market because we believe they indicate progress in our strategy to make it easier for retailers and their providers to do business with Catuity.

Our goal remains to become a consistently profitable company and we have repeatedly said that we expect Catuity can become profitable by the end of calendar year 2006 only through the acquisition of a profitable US company that is complementary to our strategy. This said, we will only proceed with an acquisition on terms that our Board believes make sense for all shareholders.

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WHAT HAS CHANGED SINCE SEPT. 1, 2005?

As management, our commitment is to closely monitor our strategy against market realities. As you might expect, we are constantly adjusting our effort and our focus to better apply our intellectual as well as equity capital in ways that we believe will strike an optimal balance among our desire for results, the need to understand and manage our risks, and our commitment to deliver consistent results for customers and shareholders. While our strategy has not changed, we have modified our priorities in recent months in three important areas.

- Mergers remain important to our strategy, but our goal is now to complete at least one acquisition in the second half of this year. We had previously anticipated that we would complete an acquisition in the first half of 2006. During the fourth quarter of 2005, there was significant merger and acquisition activity in our target market. As a result, we chose not to pay up to acquire a business when valuations became, in our judgment, too pricey. Instead, we directed our energy and focus into strengthening our sales and operations with an eye toward creating positive momentum. Today, we are seeking the acquisition of a traditional loyalty services and/or database marketing capability to expand our range of products and services to our customers. While we have entered into preliminary discussions with prospective acquisition-partners, it is still too early to provide definitive information on these possibilities. Catuity's technology generates a robust stream of information. Currently, our clients rely on others to provide lucrative services to manage and maximize our information. This focus is consistent with our long-stated strategy to broaden the range of products and services we can offer to our chain retail clients.

- We have found that the U.S. reseller market is moving to adopt Catuity's technology. This appears to be, in part, because of the acquisition activity of some of our key competitors. Catuity has been pleasantly surprised by the apparent demand for a turnkey solution to be sold to merchants and small chains through re-sellers, including merchant services companies, Independent Sales Organizations, marketing companies and operators of coalition loyalty programs in local markets. We view using resellers to reach small, independent merchants as a very well established strategy that operates on a revenue-sharing model. A year ago, we expected this to generate a relatively small amount of business for us, but today we see sales through resellers to be a larger part of our organic growth in 2006. We like this market because we have a product that works, an operational service capability that provides turnkey outsourcing to our resellers, and the ability to leverage our fixed costs more quickly than by only selling to chain retailers. We think this market leverages the existing relationship of our resellers and reduces the investment we need to make in direct sales. It also does not compete with our direct sales efforts to mid-sized chain retailers.

- Catuity plans to introduce packaged products to broaden our offering to retailers. As we have said in the past, our target clients are generally choosing among an in-house solution, outsourcing, or a packaged product. In the fourth quarter of 2005, Catuity made a minor investment to develop two turnkey products that we believe will give us a better closing rate in sales by giving our prospects more ways of doing business with us. We anticipate being able to make more complete, formal announcements on these two turnkey products as customers put the products to use. Unlike loyalty processing - where recurring revenues are based on the total number of members and/or on a transactional fees basis - packaged products are sold on a subscription or share-of-results basis. We believe there is good demand in the chain world for packaged products. We are also looking at ways to modify these packages for the reseller market. It is important to note that introducing product packages does not require significant new development of our technology.

WHAT TO EXPECT THROUGH 2006.

Here are some of the key activities we are working on in 2006:

      - Continue to integrate our products to leading POS/EFTPOS platforms to reduce the risks and upfront cost that often deters clients from making a buying decision.

      - Introduce 3-4 loyalty and gift card product packages this year which target the pharmacy, health & beauty, and lifestyle retailing markets.

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      -     Announce and close an acquisition of a profitable loyalty services and/or database marketing company by year-end to broaden our offerings and diversify our revenue streams.

      -     Announce our capital raising strategy for 2006 by mid-year.

Please know that when we announce new business, it will be in the context of demonstrating results that show we are executing our strategy as outlined in this update. As we have stated in the past, we do not expect any single customer announcement to result in Catuity being organically profitable by year-end 2006. Rather, each announcement is intended to demonstrate positive momentum toward building the recurring revenue streams that will move us closer to profitability and drive the valuation of the Company in 2007 and beyond.

We appreciate your patience and support and welcome your questions at racine@catuity.com.

Best Regards,

John Racine
President, CEO & Director (and shareholder)
Catuity Inc.


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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CATUITY INC.
                                          (Registrant)

                                   By   /s/ John H. Lowry
                                      ----------------------------------
                                          John H. Lowry
                                          Senior Vice President,
                                          Chief Financial Officer & Secretary

Date: February 2, 2006